Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-1 (Nos. 333-222517, 333-227308, 333-227689, and 333-266987), Form S-3 (Nos. 333-263921 and 333-263922) and Form S-8 (Nos. 333-201928, 333-209364, 333-216695, 333-227072, 333-233498, and 333-268296) of Avinger, Inc. (the “Company”), of our report dated March 15, 2023, relating to the financial statements and schedules of the Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to going concern uncertainty), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2022.

/s/ Moss Adams LLP

San Francisco, California

March 15, 2023